CALCULATION OF REGISTRATION FEE

		Amount of
Title of Each Class of Securities	Proposed Maximum	Registration
To Be Registered	Aggregate Offering Price	Fee(1)
2.750% Notes due 2015	$350,000,000	$24,955
4.200% Notes due 2020	$750,000,000	$53,475
TOTAL	$1,100,000,000	$78,430

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-169330
PROSPECTUS SUPPLEMENT
(To Prospectus dated September 13, 2010)

$1,100,000,000

$350,000,000 2.750% SENIOR NOTES DUE 2015

$750,000,000 4.200% SENIOR NOTES DUE 2020

We are offering $350,000,000 aggregate principal amount of our 2.750% Senior Notes due 2015 (the “2015 notes”) and $750,000,000 aggregate principal amount of our 4.200% Senior Notes due 2020 (the “2020 notes” and, together with the 2015 notes, the “notes”).

The 2015 notes will bear interest at a rate of 2.750% per annum and the 2020 notes will bear interest at a rate of 4.200% per annum . We will pay interest semi-annually on the notes on March 15 and September 15 of each year, beginning on March 15, 2011. Interest on the notes will accrue from September 16, 2010. The 2015 notes will mature on September 15, 2015 and the 2020 notes will mature on September 15, 2020.

We may redeem the notes at any time at the redemption prices set forth under the heading “Description of Notes — Optional Redemption” in this prospectus supplement. Upon the occurrence of a “change of control repurchase event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but not including, the date of repurchase.

The notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness. The notes are not and will not be listed on any securities exchange.

For a more detailed description of the notes, see “Description of Notes” beginning on page S-21 of this prospectus supplement and “Description of Debt Securities” beginning on page 4 of the accompanying prospectus.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per 2015 note	Total	Per 2020 note	Total

Price to public(1)	99.935%	$349,772,500	99.612%	$747,090,000
Underwriting discounts	0.350%	$1,225,000	0.450%	$3,375,000
Proceeds to us (before expenses)	99.585%	$348,547,500	99.162%	$743,715,000

(1)	Plus accrued interest, if any, from the date of issuance.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Neither series of notes will be listed on any securities exchange. Currently, there are no public markets for the notes.

We expect that delivery of the notes will be made to investors in registered book-entry form only through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank, S.A./N.V.(“Euroclear”), on or about September 16, 2010.

Joint Book-Running Managers

J.P. MORGAN	MORGAN STANLEY	UBS INVESTMENT BANK

Senior Co-Managers

BOFA MERRILL LYNCH	CITI

CREDIT SUISSE	WELLS FARGO SECURITIES

Co-Managers

BNP PARIBAS	HSBC	MIZUHO SECURITIES USA INC.

September 13, 2010

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the prospectus supplement. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus supplement:

•	Annual Report on Form 10-K for the year ended April 2, 2010 (including those sections incorporated by reference from our Proxy Statement filed on July 30, 2010);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2010; and

•	Current Reports on Form 8-K filed May 4, 2010, May 24, 2010, May 28, 2010, July 7, 2010, August 11, 2010, September 7, 2010 and September 13, 2010.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus supplement.

You may obtain at no cost to you a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) by calling Investor Relations at (650) 527-5523 or writing us at the following address: Symantec Corporation Attention: Investor Relations, 350 Ellis Street, Mountain View, California 94043.

S-ii

SUMMARY

The following summary contains basic information about us and about this offering. It does not contain all of the information that is important to an investment in our securities. Before you make an investment decision you should review this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein in their entirety, including the risk factors, our financial statements and the related notes thereto. Unless the context otherwise requires or as otherwise indicated, as used in this prospectus supplement, the terms “Symantec,” “Symantec Corporation,” “us,” “our,” and “we” refer to Symantec Corporation and its subsidiaries.

Symantec Corporation

Symantec is a global provider of security, storage and systems management solutions that help businesses and consumers secure and manage their information. We provide customers worldwide with software and services that protect, manage and control information risks related to security, data protection, storage, compliance, and systems management. We help our customers manage cost, complexity and compliance by protecting their IT infrastructure as they seek to maximize value from their IT investments.

We operate primarily in three diversified markets within the software sector: security, storage, and systems management. We believe these markets are converging as customers increasingly require our help mitigating their risk profiles and managing their storage needs in order to secure and manage their most valuable asset — information. We have taken a proactive and policy-driven approach to protecting and managing information as the tools and processes from these formerly discrete domains become more integrated.

Founded in 1982, we are incorporated in the State of Delaware. Our principal executive offices are located at 350 Ellis Street, Mountain View, California 94043. Our telephone number at that location is (650) 527-8000. We maintain a website at www.symantec.com. The information contained on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

Summary Consolidated Financial Data

The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 2, 2010 and our Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2010, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated financial data for the years ended April 2, 2010, April 3, 2009 and March 28, 2008, and as of April 2, 2010, are derived from our audited financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the fiscal year ended April 2, 2010. The summary consolidated financial data for the three months ended July 2, 2010 and July 3, 2009, and as of July 2, 2010, are derived from our unaudited financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus from our Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2010. Historical results are not necessarily indicative of results to be expected for future periods and interim results are not necessarily indicative of results to be expected for the entire fiscal year.

	Year Ended			Three Months Ended
	April 2,	April 3,	March 28,	July 2,	July 3,
	2010	2009	2008	2010	2009
	(In millions, except net income (loss) per share)

Consolidated Statements of Income Data:
Net revenue:
Content, subscription, and maintenance	$5,034	$4,863	$4,561	$1,248	$1,209
License	951	1,287	1,313	185	223

Total net revenue	5,985	6,150	5,874	1,433	1,432
Cost of revenue:
Content, subscription, and maintenance	849	840	826	217	209
License	22	35	45	3	5
Amortization of acquired product rights	234	352	349	45	98

Total cost of revenue	1,105	1,227	1,220	265	312

Gross profit	4,880	4,923	4,654	1,168	1,120
Operating expenses:
Sales and marketing	2,367	2,386	2,415	573	559
Research and development	857	870	895	208	221
General and administrative	352	343	348	92	89
Amortization of other purchased intangible assets	247	233	225	61	62
Restructuring and transformation	94	96	74	40	34
Impairment of goodwill	—	7,419	—	—	—
Loss and impairment of assets held for sale	30	46	95	—	3

Total operating expenses	3,947	11,393	4,052	974	968

Operating income (loss)	933	(6,470)	602	194	152
Interest income	6	37	77	2	2
Interest expense	(129)	(125)	(119)	(33)	(32)
Other income, net	55	8	63	1	6

Income (loss) before income taxes and loss from joint venture	865	(6,550)	623	164	128
Provision (benefit) for income taxes	112	183	213	(4)	42
Loss from joint venture	39	53	—	7	12

Net income (loss)	$714	$(6,786)	$410	$161	$74

Net income (loss) per share — basic	$0.88	$(8.17)	$0.47	$0.20	$0.09

Net income (loss) per share — diluted	$0.87	$(8.17)	$0.46	$0.20	$0.09

Weighted-average shares outstanding — basic	810	831	868	796	816

Weighted-average shares outstanding — diluted	819	831	884	805	827

	July 2,	April 2,
	2010	2010
	(In millions)

Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$2,739	$3,044
Working capital	$(775)	$580
Total assets	$10,866	$11,232
Long-term obligations, less current portion	$1,798	$2,913
Total stockholders’ equity	$4,538	$4,548

Ratio of Earnings to Fixed Charges

The following table contains our ratio of earnings to fixed charges for the periods indicated. For these ratios, “earnings” represents (a) income (loss) before income taxes and loss from joint venture and (b) fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt expense and an estimate of the interest within rental expense.

Three Months	Fiscal Year Ended
Ended	April 2,	April 3,	March 28,	March 30,	March 31,
July 2, 2010	2010	2009	2008	2007	2006

5.32x	6.81x	(1)	5.36x	5.94x	13.52x

(1)	Earnings for the fiscal year ended April 3, 2009 were not sufficient to cover fixed charges by a total of $6.6 billion and, as such, the ratio of earnings to fixed charges has not been computed for this period. Included in the earnings for fiscal 2009 is an impairment of goodwill of $7.4 billion. For more information, see Note 6 of the Notes to the Consolidated Financial Statements in our Form 10-K for the fiscal year ended April 3, 2009.

The Offering

Issuer	Symantec Corporation

Securities Offered	$350,00,000 aggregate principal amount of 2.750% Senior Notes due 2015 and $750,000,000 aggregate principal amount of 4.200% Senior Notes due 2020.

Maturity	The 2015 notes will mature on September 15, 2015 and the 2020 notes will mature on September 15, 2020.

Interest Rate	The 2015 notes will bear interest from September 16, 2010 at the rate of 2.750% per annum and the 2020 notes will bear interest from September 16, 2010 at the rate of 4.200% per annum.

Interest Payment Dates	March 15 and September 15 of each year, beginning March 15, 2011.

Ranking of Notes	The notes are unsecured and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness, including our 0.75% Convertible Senior Notes due 2011 and 1.00% Convertible Senior Notes due 2013 and indebtedness we may incur from time to time under our 2010 credit facility.

The notes will effectively rank junior to all secured indebtedness of Symantec to the extent of the assets securing such indebtedness, and to all liabilities of Symantec’s subsidiaries. As of July 2, 2010, Symantec did not have any outstanding secured indebtedness and Symantec subsidiaries had approximately $491 million of outstanding liabilities, including trade payables, but excluding intercompany liabilities and deferred revenue. In addition, certain of our subsidiaries are guarantors under our 2010 credit facility, under which we have made no borrowings as of the date of this prospectus supplement.

Claims of creditors of Symantec’s subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Symantec’s creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of Symantec’s subsidiaries.

Sinking Fund	None.

Optional Redemption	We may redeem the notes of either series, in whole or in part, at any time at redemption prices determined as set forth under the heading “Description of Notes — Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event,” we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture governing the notes contains covenants limiting our ability and our subsidiaries’ ability to:

• create certain liens;

• enter into certain sale and leaseback transactions; and

• consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person.

However, each of these covenants is subject to a number of significant exceptions. You should read “Description of Notes — Covenants” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus for a description of these covenants. Exceptions to these covenants will allow us and our subsidiaries to incur liens with respect to material assets owned by us.

Form and Denominations	We will issue the notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each of the notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, or DTC.

You will hold beneficial interests in the notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, we will not issue certificated notes.

Further Issuances	We may create and issue further notes of either series ranking equally with the notes of the corresponding series (other than issue price and the payment of interest accruing prior to the issue date of such further notes or except, in some cases, for the first payment of interest following the issue date of such further notes). Such notes may be consolidated and form a single series with the notes of the corresponding series.

Risk Factors	See “Risk Factors” beginning on page S-6 of this prospectus supplement for important information regarding us and an investment in the notes.

Use of Proceeds	We intend to use the net proceeds of this offering, after deducting underwriting discounts and offering expenses, for general corporate purposes, which may include repayment of our 0.75% Convertible Senior Notes due June 15, 2011, of which $1.1 billion in principal amount was outstanding as of July 2, 2010. Pending these uses, we may invest the net proceeds in short-term, interest-bearing, investment-grade securities.

Absence of Public Market for the Notes	The notes are a new issue of securities and there is currently no established trading market for the notes of either series. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes of each series. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice.

Governing Law	State of New York.

RISK FACTORS

Set forth below are risks and uncertainties that could cause our actual results to differ materially from the results contemplated by the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Risks Related to Our Business

Adverse global economic events may harm our business, operating results and financial condition.

Adverse macroeconomic conditions could negatively affect our business, operating results or financial condition under a number of different scenarios. During challenging economic times and periods of high unemployment, current or potential customers may delay or forgo decisions to license new products or additional instances of existing products, upgrade their existing hardware or operating environments (which upgrades are often a catalyst for new purchases of our software), or purchase services. Customers may also have difficulties in obtaining the requisite third-party financing to complete the purchase of our products and services. An adverse macroeconomic environment could also subject us to increased credit risk should customers be unable to pay us, or delay paying us, for previously purchased products and services. Accordingly, reserves for doubtful accounts and write-offs of accounts receivable may increase. In addition, weakness in the market for end users of our products could harm the cash flow of our distributors and resellers who could then delay paying their obligations to us or experience other financial difficulties. This would further increase our credit risk exposure and, potentially, cause delays in our recognition of revenue on sales to these customers.

In addition, financial institution difficulties may make it more difficult either to utilize our existing debt capacity or otherwise obtain financing for our operations, investing activities (including potential acquisitions) or financing activities. Specific economic trends, such as declines in the demand for PCs, servers, and other computing devices, or softness in corporate information technology spending, could have an even more direct, and harmful, impact on our business.

Fluctuations in demand for our products and services are driven by many factors, and a decrease in demand for our products could adversely affect our financial results.

We are subject to fluctuations in demand for our products and services due to a variety of factors, including general economic conditions, competition, product obsolescence, technological change, shifts in buying patterns, financial difficulties and budget constraints of our current and potential customers, levels of broadband usage, awareness of security threats to IT systems, and other factors. While such factors may, in some periods, increase product sales, fluctuations in demand can also negatively impact our product sales. If demand for our products declines because of general economic conditions or for other reasons, our revenues and gross margin could be adversely affected.

If we are unable to develop new and enhanced products and services that achieve widespread market acceptance, or if we are unable to continually improve the performance, features, and reliability of our existing products and services or adapt our business model to keep pace with industry trends, our business and operating results could be adversely affected.

Our future success depends on our ability to respond to the rapidly changing needs of our customers by developing or introducing new products, product upgrades, and services on a timely basis. We have in the past incurred, and will continue to incur, significant research and development expenses as we strive to remain competitive. New product development and introduction involves a significant commitment of time and resources and is subject to a number of risks and challenges including:

•	Managing the length of the development cycle for new products and product enhancements, which has frequently been longer than we originally expected

•	Adapting to emerging and evolving industry standards and to technological developments by our competitors and customers

•	Extending the operation of our products and services to new and evolving platforms, operating systems and hardware products, such as netbooks

•	Entering into new or unproven markets with which we have limited experience

•	Managing new product and service strategies, including integrating our various security and storage technologies, management solutions, customer service, and support into unified enterprise security and storage solutions

•	Incorporating acquired products and technologies

•	Addressing trade compliance issues affecting our ability to ship new or acquired products

•	Developing or expanding efficient sales channels

•	Obtaining sufficient licenses to technology and technical access from operating system software vendors on reasonable terms to enable the development and deployment of interoperable products, including source code licenses for certain products with deep technical integration into operating systems

In addition, if we cannot adapt our business models to keep pace with industry trends, our revenue could be negatively impacted. In connection with our enterprise software offerings, we license our applications on a variety of bases, such as per server, per processor, or based on performance criteria such as per amount of data processed or stored. If enterprises continue to migrate towards solutions, such as virtualization, which allow enterprises to run multiple applications and operating systems on a single server and thereby reduce the number of servers they are required to own and operate, we may experience lower license revenues unless we are able to successfully change our enterprise licensing model or sell additional software to take into account the impact of these new solutions.

If we are not successful in managing these risks and challenges, or if our new products, product upgrades, and services are not technologically competitive or do not achieve market acceptance, our business and operating results could be adversely affected.

We operate in a highly competitive environment, and our competitors may gain market share in the markets for our products that could adversely affect our business and cause our revenues to decline.

We operate in intensely competitive markets that experience rapid technological developments, changes in industry standards, changes in customer requirements, and frequent new product introductions and improvements. If we are unable to anticipate or react to these competitive challenges or if existing or new competitors gain market share in any of our markets, our competitive position could weaken and we could experience a drop in revenue that could adversely affect our business and operating results. To compete successfully, we must maintain a successful research and development effort to develop new products and services and enhance existing products and services, effectively adapt to changes in the technology or product rights held by our competitors, appropriately respond to competitive strategies, and effectively adapt to technological changes and changes in the ways that our information is accessed, used, and stored within our enterprise and consumer markets. If we are unsuccessful in responding to our competitors or to changing technological and customer demands, we could experience a negative effect on our competitive position and our financial results.

Our traditional competitors include independent software vendors that offer software products that directly compete with our product offerings. In addition to competing with these vendors directly for sales to end-users of our products, we compete with them for the opportunity to have our products bundled with the product offerings of our strategic partners such as computer hardware OEMs and ISPs. Our competitors could gain market share from us if any of these strategic partners replace our products with the products of our competitors or if they more actively promote our competitors’ products than our products. In addition, software vendors who have bundled our products with theirs may choose to bundle their software with their own or other vendors’ software or may limit our access to standard product interfaces and inhibit our ability to develop products for their platform.

We face growing competition from network equipment and computer hardware manufacturers and large operating system providers. These firms are increasingly developing and incorporating into their products data protection and storage and server management software that competes at some levels with our product offerings.

Our competitive position could be adversely affected to the extent that our customers perceive the functionality incorporated into these products as replacing the need for our products.

Security protection is also offered by some of our competitors at prices lower than our prices or, in some cases is bundled for free. Some companies offer the lower-priced or free security products within their computer hardware or software products that are inferior to our products. Our competitive position could be adversely affected to the extent that our customers perceive these security products as replacing the need for more effective, full featured products such as those that we provide. The expansion of these competitive trends could have a significant negative impact on our sales and financial results.

Another growing industry trend is the SaaS business model, where software vendors develop and host their applications for use by customers over the Internet. This allows enterprises to obtain the benefits of commercially licensed, internally operated software without the associated complexity or high initial set-up and operational costs. Advances in the SaaS business model could enable the growth of our competitors and could affect the success of our traditional software licensing models. We are offering our own SaaS offerings, including those related to our fiscal 2009 acquisition of Message Labs, and we continue to incorporate these offerings into our licensing model. However, we may not be able to successfully incorporate our SaaS offerings into our current licensing models. Our inability to successfully develop and market new and existing SaaS product offerings could cause us to lose business to competitors.

Many of our competitors have greater financial, technical, sales, marketing, or other resources than we do and consequently may have the ability to influence customers to purchase their products instead of ours. In addition, consolidation within our industry or other changes in the competitive environment, such as the completion of Intel Corporation’s recently announced plans to acquire one of our traditional competitors, could result in larger competitors that compete with us on several levels. We also face competition from many smaller companies that specialize in particular segments of the markets in which we compete.

If we fail to manage our sales and distribution channels effectively or if our partners choose not to market and sell our products to their customers, our operating results could be adversely affected.

We sell our products to customers around the world through multi-tiered sales and distribution networks. Sales through these different channels involve distinct risks, including the following:

Direct Sales.  A significant portion of our revenues from enterprise products is derived from sales by our direct sales force to end-users. Special risks associated with this sales channel include:

•	Longer sales cycles associated with direct sales efforts

•	Difficulty in hiring, retaining, and motivating our direct sales force

•	Substantial amounts of training for sales representatives to become productive, including regular updates to cover new and revised products

Indirect Sales Channels.  A significant portion of our revenues is derived from sales through indirect channels, including distributors that sell our products to end-users and other resellers. This channel involves a number of risks, including:

•	Our lack of control over the timing of delivery of our products to end-users

•	Our resellers and distributors are not subject to minimum sales requirements or any obligation to market our products to their customers

•	Our reseller and distributor agreements are generally nonexclusive and may be terminated at any time without cause

•	Our resellers and distributors frequently market and distribute competing products and may, from time to time, place greater emphasis on the sale of these products due to pricing, promotions, and other terms offered by our competitors

•	Recent consolidation of electronics retailers has increased their negotiating power with respect to hardware and software providers

OEM Sales Channels.  A significant portion of our revenues is derived from sales through our OEM partners that incorporate our products into, or bundle our products with, their products. Our reliance on this sales channel involves many risks, including:

•	Our lack of control over the shipping dates or volume of systems shipped

•	Our OEM partners are generally not subject to minimum sales requirements or any obligation to market our products to their customers

•	Our OEM partners may terminate or renegotiate their arrangements with us and new terms may be less favorable due, among other things, to an increasingly competitive relationship with certain partners

•	Sales through our OEM partners are subject to changes in general economic conditions, strategic direction, competitive risks, and other issues that could result in a reduction of OEM sales

•	The development work that we must generally undertake under our agreements with our OEM partners may require us to invest significant resources and incur significant costs with little or no associated revenues

•	The time and expense required for the sales and marketing organizations of our OEM partners to become familiar with our products may make it more difficult to introduce those products to the market

•	Our OEM partners may develop, market, and distribute their own products and market and distribute products of our competitors, which could reduce our sales

•	In many cases we must incur up-front costs to access the OEM channel, particularly in the consumer market, and we may not recoup those up-front costs if customers do not ultimately activate and purchase our products

If we fail to manage our sales and distribution channels successfully, these channels may conflict with one another or otherwise fail to perform as we anticipate, which could reduce our sales and increase our expenses as well as weaken our competitive position. Some of our distribution partners have experienced financial difficulties in the past, and if our partners suffer financial difficulties in the future because of general economic conditions or for other reasons, these partners may delay paying their obligations to us and we may have reduced sales or increased bad debt expense that could adversely affect our operating results. In addition, reliance on multiple channels subjects us to events that could cause unpredictability in demand, which could increase the risk that we may be unable to plan effectively for the future, and could result in adverse operating results in future periods.

We have grown, and may continue to grow, through acquisitions that give rise to risks and challenges that could adversely affect our future financial results.

We have in the past acquired, and we expect to acquire in the future, other businesses, business units, and technologies. Acquisitions can involve a number of special risks and challenges, including:

•	Complexity, time, and costs associated with the integration of acquired business operations, workforce, products, and technologies into our existing business, sales force, employee base, product lines, and technology

•	Diversion of management time and attention from our existing business and other business opportunities

•	Loss or termination of employees, including costs associated with the termination or replacement of those employees

•	Assumption of debt or other liabilities of the acquired business, including litigation related to the acquired business

•	The addition of acquisition-related debt as well as increased expenses and working capital requirements

•	Dilution of stock ownership of existing stockholders

•	Increased costs and efforts in connection with compliance with Section 404 of the Sarbanes-Oxley Act

•	Substantial accounting charges for restructuring and related expenses, write-off of in-process research and development, impairment of goodwill, amortization of intangible assets, and stock-based compensation expense, such as the $7.4 billion goodwill write-down we recorded during fiscal 2009

Integrating acquired businesses has been and will continue to be a complex, time consuming, and expensive process, and can impact the effectiveness of our internal control over financial reporting.

If integration of our acquired businesses is not successful, we may not realize the potential benefits of an acquisition or suffer other adverse effects that we currently do not foresee. To integrate acquired businesses, we must implement our technology systems in the acquired operations and integrate and manage the personnel of the acquired operations. We also must effectively integrate the different cultures of acquired business organizations into our own in a way that aligns various interests, and may need to enter new markets in which we have no or limited experience and where competitors in such markets have stronger market positions.

Any of the foregoing, and other factors, could harm our ability to achieve anticipated levels of profitability from acquired businesses or to realize other anticipated benefits of acquisitions. In addition, because acquisitions of high technology companies are inherently risky, no assurance can be given that our previous or future acquisitions will be successful and will not adversely affect our business, operating results, or financial condition.

Our international operations involve risks that could increase our expenses, adversely affect our operating results, and require increased time and attention of our management.

We derive a substantial portion of our revenues from customers located outside of the U.S. and we have significant operations outside of the U.S., including engineering, sales, customer support, and production. We plan to expand our international operations, but such expansion is contingent upon the financial performance of our existing international operations as well as our identification of growth opportunities. Our international operations are subject to risks in addition to those faced by our domestic operations, including:

•	Potential loss of proprietary information due to misappropriation or laws that may be less protective of our intellectual property rights than U.S. laws or may not be adequately enforced

•	Requirements of foreign laws and other governmental controls, including trade and labor restrictions and related laws that reduce the flexibility of our business operations

•	Regulations or restrictions on the use, import, or export of encryption technologies that could delay or prevent the acceptance and use of encryption products and public networks for secure communications

•	Central bank and other restrictions on our ability to repatriate cash from our international subsidiaries or to exchange cash in international subsidiaries into cash available for use in the U.S.

•	Fluctuations in currency exchange rates and economic instability such as higher interest rates in the U.S. and inflation that could reduce our customers’ ability to obtain financing for software products or that could make our products more expensive or could increase our costs of doing business in certain countries

•	Limitations on future growth or inability to maintain current levels of revenues from international sales if we do not invest sufficiently in our international operations

•	Longer payment cycles for sales in foreign countries and difficulties in collecting accounts receivable

•	Difficulties in staffing, managing, and operating our international operations, including difficulties related to administering our stock plans in some foreign countries

•	Difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations

•	Seasonal reductions in business activity in the summer months in Europe and in other periods in other countries

•	Reduced sales due to the failure to obtain any required export approval of our technologies, particularly our encryption technologies

•	Costs and delays associated with developing software and providing support in multiple languages

•	Political unrest, war, or terrorism, particularly in areas in which we have facilities

A significant portion of our transactions outside of the U.S. are denominated in foreign currencies. Accordingly, our revenues and expenses will continue to be subject to fluctuations in foreign currency rates. We expect to be affected by fluctuations in foreign currency rates in the future, especially if international sales continue to grow as a percentage of our total sales or our operations outside the United States continue to increase.

The level of corporate tax from sales to our non-U.S. customers is less than the level of tax from sales to our U.S. customers. This benefit is contingent upon existing tax regulations in the U.S. and in the countries in which our international operations are located. Future changes in domestic or international tax regulations could adversely affect our ability to continue to realize these tax benefits.

Our products are complex and operate in a wide variety of computer configurations, which could result in errors or product failures.

Because we offer very complex products, undetected errors, failures, or bugs may occur, especially when products are first introduced or when new versions are released. Our products are often installed and used in large-scale computing environments with different operating systems, system management software, and equipment and networking configurations, which may cause errors or failures in our products or may expose undetected errors, failures, or bugs in our products. Our customers’ computing environments are often characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. In addition, despite testing by us and others, errors, failures, or bugs may not be found in new products or releases until after commencement of commercial shipments. In the past, we have discovered software errors, failures, and bugs in certain of our product offerings after their introduction and, in some cases, may have experienced delayed or lost revenues as a result of these errors.

Errors, failures, or bugs in products released by us could result in negative publicity, damage to our brand, product returns, loss of or delay in market acceptance of our products, loss of competitive position, or claims by customers or others. Many of our end-user customers use our products in applications that are critical to their businesses and may have a greater sensitivity to defects in our products than to defects in other, less critical, software products. In addition, if an actual or perceived breach of information integrity or availability occurs in one of our end-user customer’s systems, regardless of whether the breach is attributable to our products, the market perception of the effectiveness of our products could be harmed. Alleviating any of these problems could require significant expenditures of our capital and other resources and could cause interruptions, delays, or cessation of our product licensing, which could cause us to lose existing or potential customers and could adversely affect our operating results.

If we are unable to attract and retain qualified employees, lose key personnel, fail to integrate replacement personnel successfully, or fail to manage our employee base effectively, we may be unable to develop new and enhanced products and services, effectively manage or expand our business, or increase our revenues.

Our future success depends upon our ability to recruit and retain our key management, technical, sales, marketing, finance, and other critical personnel. Our officers and other key personnel are employees-at-will, and we cannot assure you that we will be able to retain them. Competition for people with the specific skills that we require is significant. In order to attract and retain personnel in a competitive marketplace, we believe that we must provide a competitive compensation package, including cash and equity-based compensation. The volatility in our stock price may from time to time adversely affect our ability to recruit or retain employees. In addition, we may be unable to obtain required stockholder approvals of future increases in the number of shares available for issuance under our equity compensation plans, and accounting rules require us to treat the issuance of employee stock options and other forms of equity-based compensation as compensation expense. As a result, we may decide to issue fewer equity-based incentives and may be impaired in our efforts to attract and retain necessary personnel. If we are unable to hire and retain qualified employees, or conversely, if we fail to manage employee performance or reduce staffing levels when required by market conditions, our business and operating results could be adversely affected.

From time to time, key personnel leave our company. While we strive to reduce the negative impact of such changes, the loss of any key employee could result in significant disruptions to our operations, including adversely affecting the timeliness of product releases, the successful implementation and completion of company initiatives, the effectiveness of our disclosure controls and procedures and our internal control over financial reporting, and the results of our operations. In addition, hiring, training, and successfully integrating replacement sales and other personnel could be time consuming, may cause additional disruptions to our operations, and may be unsuccessful, which could negatively impact future revenues.

From time to time we are a party to class action lawsuits, which often require significant management time and attention and result in significant legal expenses, and which could, if not determined favorably, negatively impact our business, financial condition, results of operations, and cash flows.

We have been named as a party to class action lawsuits, and we may be named in additional litigation. The expense of defending such litigation may be costly and divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations, and cash flows. In addition, an unfavorable outcome in such litigation could negatively impact our business, results of operations, and cash flows.

Third parties claiming that we infringe their proprietary rights could cause us to incur significant legal expenses and prevent us from selling our products.

From time to time, we receive claims that we have infringed the intellectual property rights of others, including claims regarding patents, copyrights, and trademarks. In addition, former employers of our former, current, or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of these former employers. Any such claim, with or without merit, could result in costly litigation and distract management from day-to-day operations. If we are not successful in defending such claims, we could be required to stop selling, delay shipments of, or redesign our products, pay monetary amounts as damages, enter into royalty or licensing arrangements, or satisfy indemnification obligations that we have with some of our customers. We cannot assure you that any royalty or licensing arrangements that we may seek in such circumstances will be available to us on commercially reasonable terms or at all.

In addition, we license and use software from third parties in our business. These third party software licenses may not continue to be available to us on acceptable terms or at all, and may expose us to additional liability. This liability, or our inability to use any of this third party software, could result in shipment delays or other disruptions in our business that could materially and adversely affect our operating results.

If we do not protect our proprietary information and prevent third parties from making unauthorized use of our products and technology, our financial results could be harmed.

Most of our software and underlying technology is proprietary. We seek to protect our proprietary rights through a combination of confidentiality agreements and procedures and through copyright, patent, trademark, and trade secret laws. However, all of these measures afford only limited protection and may be challenged, invalidated, or circumvented by third parties. Third parties may copy all or portions of our products or otherwise obtain, use, distribute, and sell our proprietary information without authorization. Third parties may also develop similar or superior technology independently by designing around our patents. Our shrink-wrap license agreements are not signed by licensees and therefore may be unenforceable under the laws of some jurisdictions. Furthermore, the laws of some foreign countries do not offer the same level of protection of our proprietary rights as the laws of the U.S., and we may be subject to unauthorized use of our products in those countries. The unauthorized copying or use of our products or proprietary information could result in reduced sales of our products. Any legal action to protect proprietary information that we may bring or be engaged in with a strategic partner or vendor could adversely affect our ability to access software, operating system, and hardware platforms of such partner or vendor, or cause such partner or vendor to choose not to offer our products to their customers. In addition, any legal action to protect proprietary information that we may bring or be engaged in, alone or through our alliances with the Business Software Alliance (“BSA”), or the Software & Information Industry Association (“SIIA”), could be costly, may distract management from day-to-day operations, and may lead to additional claims against us, which could adversely affect our operating results.

Some of our products contain “open source” software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

Certain of our products are distributed with software licensed by its authors or other third parties under so-called “open source” licenses, which may include, by way of example, the GNU General Public License, GNU Lesser General Public License, the Mozilla Public License, the BSD License, and the Apache License. Some of these licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software, and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third parties certain rights of further use. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software if we combine our proprietary software with open source software in a certain manner. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third party commercial software, as open source licensors generally do not provide warranties or controls on origin of the software. We have established processes to help alleviate these risks, including a review process for screening requests from our development organizations for the use of open source, but we cannot be sure that all open source is submitted for approval prior to use in our products. In addition, many of the risks associated with usage of open source cannot be eliminated, and could, if not properly addressed, negatively affect our business.

Our software products and website may be subject to intentional disruption that could adversely impact our reputation and future sales.

Although we believe we have sufficient controls in place to prevent intentional disruptions, we expect to be an ongoing target of attacks specifically designed to impede the performance of our products and harm our reputation as a company. Similarly, experienced computer programmers may attempt to penetrate our network security or the security of our website and misappropriate proprietary information and/or cause interruptions of our services. Because the techniques used by such computer programmers to access or sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques. The theft and/or unauthorized use or publication of our trade secrets and other confidential business information as a result of such an event could adversely affect our competitive position, reputation, brand and future sales of our products, and our customers may assert claims against us related to resulting losses of confidential or proprietary information. Our business could be subject to significant disruption, and we could suffer monetary and other losses and reputational harm, in the event of such incidents and claims.

Increased customer demands on our technical support services may adversely affect our relationships with our customers and our financial results.

We offer technical support services with many of our products. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors or successfully integrate support for our customers. Further customer demand for these services, without corresponding revenues, could increase costs and adversely affect our operating results.

We have outsourced a substantial portion of our worldwide consumer support functions to third party service providers. If these companies experience financial difficulties, do not maintain sufficiently skilled workers and resources to satisfy our contracts, or otherwise fail to perform at a sufficient level under these contracts, the level of support services to our customers may be significantly disrupted, which could materially harm our relationships with these customers.

Accounting charges may cause fluctuations in our quarterly financial results.

Our financial results have been in the past, and may continue to be in the future, materially affected by non-cash and other accounting charges, including:

•	Amortization of intangible assets, including acquired product rights

•	Impairment of goodwill

•	Stock-based compensation expense

•	Restructuring charges

•	Impairment of long-lived assets

•	Loss on sale of a business and similar write-downs of assets held for sale

For example, during fiscal 2009, we recorded a non-cash goodwill impairment charge of $7.4 billion, resulting in a significant net loss for the year. Goodwill is evaluated annually for impairment in the fourth quarter of each fiscal year or more frequently if events and circumstances warrant as we determined they did in the third quarter of fiscal 2009, and our evaluation depends to a large degree on estimates and assumptions made by our management. Our assessment of any impairment of goodwill is based on a comparison of the fair value of each of our reporting units to the carrying value of that reporting unit. Our determination of fair value relies on management’s assumptions of our future revenues, operating costs, and other relevant factors. If management’s estimates of future operating results change, or if there are changes to other key assumptions such as the discount rate applied to future operating results, the estimate of the fair value of our reporting units could change significantly, which could result in a goodwill impairment charge. In addition, we evaluate our other long-lived assets, including intangible assets whenever events or circumstances occur which indicate that the value of these assets might be impaired. If we determine that impairment has occurred, we could incur an impairment charge against the value of these assets.

The foregoing types of accounting charges may also be incurred in connection with or as a result of other business acquisitions. The price of our common stock could decline to the extent that our financial results are materially affected by the foregoing accounting charges.

Our effective tax rate may increase, which could increase our income tax expense and reduce (increase) our net income (loss).

Our effective tax rate could be adversely affected by several factors, many of which are outside of our control, including:

•	Changes in the relative proportions of revenues and income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates

•	Changing tax laws, regulations, and interpretations in multiple jurisdictions in which we operate as well as the requirements of certain tax rulings

•	The tax effects of purchase accounting for acquisitions and restructuring charges that may cause fluctuations between reporting periods

•	Tax assessments, or any related tax interest or penalties, could significantly affect our income tax expense for the period in which the settlements take place.

The price of our common stock could decline if our financial results are materially affected by an adverse change in our effective tax rate.

We report our results of operations based on our determinations of the amount of taxes owed in the various tax jurisdictions in which we operate. From time to time, we receive notices that a tax authority in a particular jurisdiction in which we are subject to taxes has determined that we owe a greater amount of tax than we have reported to such authority. We are regularly engaged in discussions and sometimes disputes with these tax authorities. We are engaged in disputes of this nature at this time. If the ultimate determination of our taxes owed in any of these jurisdictions is for an amount in excess of the tax provision we have recorded or reserved for, our operating results, cash flows, and financial condition could be adversely affected.

Fluctuations in our quarterly financial results have affected the price of our common stock in the past and could affect our stock price in the future.

Our quarterly financial results have fluctuated in the past and are likely to vary significantly in the future due to a number of factors, many of which are outside of our control and which could adversely affect our operations and operating results. If our quarterly financial results or our predictions of future financial results fail to meet the expectations of securities analysts and investors, our stock price could be negatively affected. Any volatility in our quarterly financial results may make it more difficult for us to raise capital in the future or pursue acquisitions that involve issuances of our stock. Our operating results for prior periods may not be effective predictors of our future performance.

Factors associated with our industry, the operation of our business, and the markets for our products may cause our quarterly financial results to fluctuate, including:

•	Reduced demand for any of our products

•	Entry of new competition into our markets

•	Competitive pricing pressure for one or more of our classes of products

•	Our ability to timely complete the release of new or enhanced versions of our products

•	Fluctuations in foreign currency exchange rates

•	The number, severity, and timing of threat outbreaks (e.g. worms and viruses)

•	Our resellers making a substantial portion of their purchases near the end of each quarter

•	Enterprise customers’ tendency to negotiate site licenses near the end of each quarter

•	Cancellation, deferral, or limitation of orders by customers

•	Movement in interest rates

•	The rate of adoption of new product technologies and new releases of operating systems

•	Weakness or uncertainty in general economic or industry conditions in any of the multiple markets in which we operate that could reduce customer demand and ability to pay for our products and services

•	Political and military instability, which could slow spending within our target markets, delay sales cycles, and otherwise adversely affect our ability to generate revenues and operate effectively

•	Budgetary constraints of customers, which are influenced by corporate earnings and government budget cycles and spending objectives

•	Disruptions in our business operations or target markets caused by, among other things, earthquakes, floods, or other natural disasters affecting our headquarters located in Silicon Valley, California, an area known for seismic activity, or our other locations worldwide

•	Acts of war or terrorism

•	Intentional disruptions by third parties

•	Health or similar issues, such as a pandemic

Any of the foregoing factors could cause the trading price of our common stock to fluctuate significantly.

Risks Related to the Notes

The notes are structurally subordinated to the indebtedness of our subsidiaries.

The notes are our obligations exclusively and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be effectively subordinated to all liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of July 2, 2010, our subsidiaries had approximately $491 million of outstanding liabilities, including trade payables but excluding intercompany liabilities and deferred revenue. In addition, on September 8, 2010, we entered into a four-year senior unsecured revolving credit facility under which we may borrow up to $1.0 billion (the “2010 credit facility”) and concurrently terminated our existing credit facility. Certain of our subsidiaries are guarantors under the 2010 credit facility, under which we have made no borrowings as of the date of this prospectus supplement.

We may depend on the receipt of dividends or other intercompany transfers from our subsidiaries to meet our obligations under the notes.

The notes are our obligations exclusively and not of any of our subsidiaries. We conduct a significant portion of our operations through our subsidiaries. We may therefore be dependent upon dividends or other intercompany transfers of funds from our subsidiaries in order to meet our obligations under the notes and to meet our other obligations. However, our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments.

Because the notes are not secured and are effectively subordinated to the rights of secured creditors, the notes will be subject to the prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are unsecured obligations, ranking equally with other senior unsecured indebtedness, including the convertible notes. Although we do not currently have any secured indebtedness, the indenture governing the notes permits us to incur secured debt under specified circumstances. If we incur secured debt, our assets will be subject to prior claims by our secured creditors. In the event of bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of Symantec, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of their respective unsecured and unsubordinated creditors, including trade creditors. If Symantec incurs any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes and the convertible notes in any proceeds distributed upon our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

The negative covenants in the indenture that governs the notes may have a limited effect.

The indenture governing the notes contains covenants limiting our ability and our subsidiaries’ ability to create certain liens, enter into certain sale and leaseback transactions, and consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person. The limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Notes — Certain Covenants” in this prospectus supplement. In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

We are permitted to incur more debt, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

The indenture governing the notes does not limit the amount of additional debt that we may incur. In addition, we issued $2.1 billion of convertible senior notes in June 2006 and under our 2010 credit facility we may borrow up to $1.0 billion. We have made no borrowings under the 2010 credit facility through the date of this prospectus supplement. If we incur additional debt, however, the risks associated with our leverage, including the risk that we will be unable to service our debt, will increase.

The provisions in the indenture that governs the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions contained in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control repurchase event in the indenture to trigger these provisions, notably, that the transactions are accompanied or followed within 60 days by a downgrade in the rating of the notes offered under this prospectus supplement, following which the notes are no longer rated “investment grade”. Except as described under “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event,” the indenture does not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction.

We may not be able to repurchase all of the notes upon a change of control repurchase event.

As described under “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event,” we will be required to offer to repurchase the notes upon the occurrence of a change of control repurchase event. We may not have sufficient funds to repurchase the notes in cash at such time or have the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Furthermore, a change of control would constitute an event of default under our 2010 credit facility.

There is no prior market for the notes. If one develops, it may not be liquid.

We do not intend to list the notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. We cannot assure you that any liquid market for the notes will ever develop or be maintained. The underwriters have advised us that they currently intend to make a market in the notes following the offering. However, the underwriters have no obligation to make a market in the notes and they may cease market making activities at any time without notice. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	level, direction and volatility of market interest rates generally.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

The notes have been rated by the major credit rating agencies and we expect that these agencies will routinely evaluate our debt in the future. These ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

We have not historically maintained substantial levels of indebtedness, and our financial condition and results of operations could be adversely affected if we do not effectively manage our liabilities.

We currently have outstanding $1.1 billion in aggregate principal amount of convertible senior notes due June 15, 2011 and $1.0 billion in aggregate principal amount of convertible senior notes due June 15, 2013 (collectively, the “convertible notes”), which bear interest at 0.75% and 1.00% per annum, respectively. Our long-term debt will increase by the principal amount of the notes sold in this offering, and these notes are expected to bear interest at rates higher than those in effect for the convertible notes. Consequently, the amount of our cash interest payments in future periods will increase as a result of this offering. In addition, the 2010 credit facility provides us with a borrowing capacity of $1.0 billion. From time to time in the future, we may also incur indebtedness in addition to the amount available under our credit facility. Our maintenance of substantial levels of debt could adversely affect our flexibility to take advantage of certain corporate opportunities and could adversely affect our financial condition and results of operations. In addition, the instruments governing the convertible notes and the notes sold in this offering contain certain covenants applicable to us and our subsidiaries that may adversely affect our ability to incur certain liens or engage in certain types of sale and leaseback transactions. We cannot assure you that the indebtedness represented by the notes, in addition to our other indebtedness, will not adversely affect our operating results or financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. This prospectus supplement and the accompanying prospectus contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our business, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume” or “continue,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. We describe some of the risks, uncertainties and assumptions that could affect our business including our financial condition and results of operations in “Risk Factors” above. We may update our descriptions of such risks, uncertainties and assumptions in a supplement to this prospectus supplement. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Reference is made in particular to forward-looking statements regarding projections of our future financial performance, capital resources, anticipated growth and trends in our businesses and in our industries, the anticipated impact of our acquisitions, and other characterizations of future events or circumstances. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus supplement and the accompanying prospectus, whether as a result of new information, future events, changes in assumptions or otherwise.

USE OF PROCEEDS

We intend to use the net proceeds of this offering, after deducting underwriting discounts and offering expenses, for general corporate purposes, which may include repayment of our 0.75% Convertible Senior Notes due June 15, 2011, of which $1.1 billion in principal amount was outstanding as of July 2, 2010. Pending these uses, we may invest the net proceeds in short-term, interest-bearing, investment-grade securities.

CAPITALIZATION

The following table sets forth our consolidated cash, cash equivalents and short-term investments, short-term debt and capitalization as of July 2, 2010. Our capitalization is presented:

•	On an actual basis; and

•	As adjusted to reflect the estimated proceeds to us from the sale of the notes pursuant to this offering.

This table should be read in conjunction with “Summary — Summary Consolidated Financial Data” appearing elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2010, which is incorporated by reference in this prospectus supplement.

	July 2, 2010
	Actual	As Adjusted
	(In millions, except par value)

Cash, cash equivalents and short-term investments(1)	$2,739	$3,830

Short-term debt:
0.75% Convertible Senior Notes due 2011	$1,044	$1,044

Long-term debt(2)(3):
2.750% Senior Notes due 2015 offered hereby	$—	$350
4.200% Senior Notes due 2020 offered hereby	—	747
1.00% Convertible Senior Notes due 2013	853	853

Total long-term debt	$853	$1,950
Stockholders’ equity:
Preferred stock	$—	$—
Common stock	8	8
Additional paid-in capital	8,813	8,813
Accumulated other comprehensive income	165	165
Accumulated deficit	(4,448)	(4,448)

Total stockholders’ equity	$4,538	$4,538

Total capitalization	$5,391	$6,488

(1)	Excludes the use of approximately $1.28 billion in cash in connection with our August 2010 acquisition of specific assets from VeriSign, Inc. and its subsidiaries and the impact of any post-acquisition working capital adjustment under the terms of the acquisition agreement.

(2)	On September 8, 2010, we entered into a four-year $1.0 billion senior unsecured revolving credit facility that expires in September 2014 and concurrently terminated our existing credit facility. We have incurred no indebtedness under the 2010 credit facility through the date of this prospectus supplement.

(3)	Long-term debt as of July 2, 2010, as adjusted, includes the aggregate principal amount of the notes offered hereby, as adjusted for the discounts from par value reflected in the price to the public set forth on the cover page of this prospectus supplement. The discounted portions will be amortized as interest expense over the respective terms of the notes.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered by this prospectus supplement should be read in conjunction with the description of the general terms and provisions of the debt securities under the caption “Description of Debt Securities” beginning on page 4 of the accompanying prospectus.

The notes will be issued under an indenture, dated on or about September 16, 2010, between Symantec and Wells Fargo Bank, National Association, as trustee (the “trustee”). The following summary of provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This summary may not contain all information that you may find useful. You should read the indenture and the notes, copies of which are available from Symantec upon request. Capitalized terms used and not defined in this summary have the meanings specified in the indenture. References to “Symantec” in this section of this prospectus supplement are only to Symantec Corporation and not to any of its subsidiaries.

General

The notes will have the following basic terms:

•	the notes will be senior unsecured obligations of Symantec and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of Symantec, including Symantec’s 0.75% Convertible Senior Notes due 2011 and 1.00% Convertible Senior Notes due 2013 and indebtedness we may incur from time to time under the four-year senior unsecured $1.0 billion revolving credit facility that we entered into on September 8, 2010 (the “2010 credit facility”);

•	the notes will effectively rank junior to all liabilities of our subsidiaries. As of July 2, 2010, our subsidiaries had approximately $491 million of outstanding liabilities, including trade payables but excluding intercompany liabilities and deferred revenue;

•	the 2015 notes initially will be limited to $350,000,00 aggregate principal amount (subject to the rights of Symantec to issue additional notes as described under “— Further Issuances” below);

•	the 2020 notes initially will be limited to $750,000,000 aggregate principal amount (subject to the rights of Symantec to issue additional notes as described under “— Further Issuances” below);

•	the 2015 notes will accrue interest at a rate of 2.750% per year;

•	the 2020 notes will accrue interest at a rate of 4.200% per year;

•	the 2015 notes will mature on September 15, 2015 unless redeemed or repurchased prior to that date;

•	the 2020 notes will mature on September 15, 2020 unless redeemed or repurchased prior to that date;

•	interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the notes), payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2011;

•	Symantec may redeem the notes, in whole or in part, at any time at its option as described under “— Optional Redemption” below;

•	Symantec may be required to repurchase the notes in whole or in part at your option in connection with the occurrence of a “change of control repurchase event” as described under “— Purchase of Notes upon a Change of Control Repurchase Event” below;

•	the notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	the notes will be represented by one or more global notes registered in the name of a nominee of DTC, but in certain circumstances may be represented by notes in definitive form (see “— Book-entry; Delivery and Form; Global Notes” below); and

•	the notes will be exchangeable and transferable at the office or agency of Symantec maintained for such purposes (which initially will be the corporate trust office of the trustee).

Interest on the notes will be paid to the person in whose name that note is registered at the close of business on March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” when used with respect to any note, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Los Angeles, California (or such other place of payment as may be subsequently specified by Symantec) are authorized or obligated by law or executive order to close.

The notes will not be subject to any sinking fund.

Symantec may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by Symantec for such purpose (which initially will be the corporate trust office of the trustee located at 625 Marquette Avenue, Minneapolis, Minnesota 55402). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of Symantec, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “— Book-entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated notes in definitive form at the same location set forth in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but Symantec may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Symantec is not required to transfer or exchange any note selected for redemption during a period of 15 days before mailing of a notice of redemption of notes to be redeemed.

The registered holder of a note will be treated as the owner of that note for all purposes.

All amounts of principal of and premium, if any, and interest on the notes paid by Symantec that remain unclaimed two years after such payment was due and payable will be repaid to Symantec, and the holders of such notes will thereafter look solely to Symantec for payment.

Ranking

The notes will be senior unsecured obligations of Symantec and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of Symantec, including Symantec’s 0.75% Convertible Senior Notes due 2011 and 1.00% Convertible Senior Notes due 2013 and indebtedness we may incur from time to time under the 2010 credit facility.

The notes will effectively rank junior to all existing and future secured indebtedness of Symantec to the extent of the assets securing such indebtedness, and to all liabilities of its subsidiaries. As of July 2, 2010, Symantec did not have any outstanding secured indebtedness. Symantec derives a portion of its operating income and cash flow from its investments in its subsidiaries. Therefore, Symantec’s ability to make payments when due to the holders of the notes is, in large part, dependent upon the receipt of sufficient funds from its subsidiaries. As of July 2, 2010, Symantec’s subsidiaries had approximately $491 million of outstanding liabilities, including trade payables but excluding intercompany liabilities and deferred revenue. In addition, certain of our subsidiaries are guarantors under the 2010 credit facility, under which we have made no borrowings as of the date of this prospectus supplement.

Claims of creditors of Symantec’s subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Symantec’s creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of Symantec’s subsidiaries.

Optional Redemption

Symantec may redeem the notes of each series at its option at any time, either in whole or in part. If Symantec elects to redeem the notes, it will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date:

•	100% of the aggregate principal amount of the notes to be redeemed; or

•	the sum of the present values of the Remaining Scheduled Payments.

In determining the present values of the Remaining Scheduled Payments, Symantec will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 0.20% (20 basis points) for the 2015 notes and 0.25% (25 basis points) for the 2020 notes.

The following terms are relevant to the determination of the redemption price.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the applicable Comparable Treasury Issue. In determining this rate, Symantec will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the applicable notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means J.P. Morgan Securities LLC, Morgan Stanley & Co. Incorporated or UBS Securities LLC, or their respective successors as may be appointed from time to time by Symantec; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), Symantec will substitute another primary treasury dealer.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if Symantec obtains fewer than four applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by Symantec, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Symantec by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, Morgan Stanley & Co. Incorporated and UBS Securities LLC and two other primary treasury dealers selected by Symantec, and each of their respective successors and any other primary treasury dealers selected by Symantec.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

A partial redemption of the notes of each series may be effected pro rata or by lot and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the notes or any integral multiple thereof) of the principal amount of notes of a denomination larger than the minimum authorized denomination for the notes.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

Unless Symantec defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.

Purchase of Notes upon a Change of Control Repurchase Event

If a change of control repurchase event occurs, unless Symantec has exercised its right to redeem the 2015 notes or 2020 notes as described above, Symantec will be required to make an offer to each holder of the applicable notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s 2015 notes or 2020 notes, as applicable, at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at the option of Symantec, prior to any change of control, but after the public announcement of the change of control, Symantec will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Symantec will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, Symantec will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the repurchase date following a change of control repurchase event, Symantec will, to the extent lawful:

(1) accept for payment all the notes or portions of the notes properly tendered pursuant to its offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by Symantec.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

Symantec will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Symantec and such third party purchases all notes properly tendered and not withdrawn under its offer.

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Symantec and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between Symantec and the underwriters. Symantec has no present intention to engage in a transaction involving a change of control, although it is possible that Symantec could decide to do so in the future. Subject to the limitations discussed below, Symantec could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of Symantec or credit ratings of the notes. Restrictions on the ability of Symantec to incur liens and enter into sale and leaseback transactions are contained in the covenants as described under “— Certain Covenants — Limitation on Liens” and “— Certain Covenants — Limitation on Sale and Leaseback Transactions.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The phrase “all or substantially all,” as used with respect to the assets of Symantec and its subsidiaries in the definition of “change of control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of Symantec and its subsidiaries has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear. In addition, it should be noted that recent case law suggests that, in the event that incumbent directors are replaced as a result of a contested election, issuers may nevertheless avoid triggering a change of control under a clause similar to clause (4) of the definition of “change of control,” if the outgoing directors were to approve the new directors for the purpose of such change of control clause.

Symantec may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if it has sufficient funds, Symantec may be prohibited from repurchasing the notes under the terms of its future debt instruments. Furthermore, a change of control could constitute an event of default under our 2010 credit facility. See “Risk Factors — Risks Related to the Notes — We may not be able to repurchase all of the notes upon a change of control repurchase event.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Symantec and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Symantec or one of its subsidiaries; (2) the adoption of a plan relating to Symantec’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of voting stock of Symantec; (4) the first day on which a majority of the members of the board of directors of Symantec are not continuing directors; or (5) Symantec consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Symantec, in any such event pursuant to a transaction in which any of the outstanding voting stock of Symantec or the outstanding voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Symantec’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“continuing directors” means, as of any date of determination, any member of the board of directors of Symantec who (1) was a member of such board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination or election.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB-or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Symantec.

“Moody’s” means Moody’s Investors Service Inc.

“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of Symantec, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act, selected by Symantec (as certified by a resolution of the board of directors of Symantec) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“rating category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another rating agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within rating categories (+ and − for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB − to B+, will constitute a decrease of one gradation).

“ratings event” means, with respect to each of the 2015 notes and the 2020 notes, the occurrence of the events described in (a), (b) or (c) below during the period commencing on the date of the first public announcement by Symantec of any change of control (or pending change of control) (the “rating date”) and ending 60 days following consummation of such change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies): (a) in the event the applicable series of notes are rated by both rating agencies on the rating date as investment grade, the rating of such notes shall be reduced so that such notes are rated below investment grade by both rating agencies, (b) in the event the applicable series of notes (1) are rated investment grade by one rating agency and below investment grade by the other rating agency on the rating date, the rating of such notes by such rating agency rating such notes as investment grade shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories) so that such notes are then rated below investment grade by both rating agencies or (2) are rated below investment grade by both rating agencies on the rating date, the rating of such notes by either rating agency shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories) or (c) fewer than two rating agencies provide a rating for the applicable series of notes.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Further Issuances

Symantec may from time to time, without notice to or the consent of the holders of the notes, create and issue additional 2015 notes or 2020 notes having the same terms as, and ranking equally and ratably with, the 2015 notes or the 2020 notes, as applicable, in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes); provided that Symantec has received an opinion of counsel confirming that the holders of outstanding notes will be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such additional notes were not issued. Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the 2015 notes or the 2020 notes, as applicable, and will vote together as one class on all matters with respect to the 2015 notes or the 2020 notes, as the case may be.

Certain Covenants

Except as set forth below, neither Symantec nor any of its subsidiaries will be restricted by the indenture from:

•	incurring any indebtedness or other obligation,

•	paying dividends or making distributions on the capital stock of Symantec or of such subsidiaries, or

•	purchasing or redeeming capital stock of Symantec or such subsidiaries.

In addition, Symantec will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of the notes upon a change of control or other events involving Symantec or any of its subsidiaries which may adversely affect the creditworthiness of the notes, except to the limited extent provided under “— Purchase of Notes upon a Change of Control Repurchase Event.” Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving Symantec that may adversely affect holders of the notes, except to the limited extent provided under “— Purchase of Notes upon a Change of Control Repurchase Event.”

The indenture will contain the following principal covenants:

Limitation on Liens

Symantec will not directly or indirectly incur, and will not permit any of its wholly owned subsidiaries to directly or indirectly incur, any indebtedness secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, “Liens”) upon (a) any Principal Property of Symantec or any of its wholly owned subsidiaries or (b) any shares of stock or indebtedness of any of its wholly owned subsidiaries (whether such Principal Property, shares or indebtedness are now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the notes (together with, at the option of Symantec, any other indebtedness or guarantees of Symantec or any of its subsidiaries ranking equally in right of payment with the notes or such guarantee) are equally and ratably secured with or, at the option of Symantec, prior to, such secured indebtedness.

The foregoing restriction does not apply to:

(1) Liens on property, shares of stock or indebtedness existing with respect to any person at the time such person becomes a subsidiary of Symantec or a subsidiary of any subsidiary of Symantec, provided that such Lien was not incurred in anticipation of such person becoming a subsidiary;

(2) Liens on property, shares of stock or indebtedness existing at the time of acquisition by Symantec or any of its subsidiaries or a subsidiary of any subsidiary of Symantec of such property, shares of stock or indebtedness (which may include property previously leased by Symantec or any of its subsidiaries and leasehold interests on such property, provided that the lease terminates prior to or upon the acquisition) or Liens on property, shares of stock or indebtedness to secure the payment of all or any part of the purchase price of such property, shares of stock or indebtedness, or Liens on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property, shares of stock or indebtedness or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property and related costs and expenses, the construction or the making of the improvements;

(3) Liens securing indebtedness of Symantec or any of Symantec’s subsidiaries owing to Symantec or any of its subsidiaries;

(4) Liens existing on the date of the initial issuance of the notes (other than any additional notes);

(5) Liens on property or assets of a person existing at the time such person is merged into or consolidated with Symantec or any of its subsidiaries, at the time such person becomes a subsidiary of Symantec, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to Symantec or any of its subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

(6) Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(7) Liens created to secure the notes;

(8) Liens imposed by law, such as carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 30 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(9) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(10) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; or

(11) any extensions, renewals or replacements of any Lien referred to in clauses (1) through (10) without increase of the principal of the indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (10) shall not extend to or cover any property of Symantec or any of its subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.

Notwithstanding the restrictions set forth in the preceding paragraph, Symantec and its wholly owned subsidiaries will be permitted to incur indebtedness secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that, after giving effect to such indebtedness, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (11) above), together with all attributable debt outstanding pursuant to the second paragraph of the “— Limitation on Sale and Leaseback Transactions” covenant described below, does not exceed 15% of the Consolidated Net Tangible Assets of Symantec calculated as of the date of the creation or incurrence of the Lien. Symantec and its subsidiaries also may, without equally and ratably securing the notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on Sale and Leaseback Transactions

Symantec will not directly or indirectly, and will not permit any of its wholly owned subsidiaries directly or indirectly to, enter into any sale and leaseback transaction for the sale and leasing back of any property, whether now owned or hereafter acquired, unless:

(1) such transaction was entered into prior to the date of the initial issuance of the notes (other than any additional notes);

(2) such transaction was for the sale and leasing back to Symantec or any of its wholly owned subsidiaries of any property by one of its subsidiaries;

(3) such transaction involves a lease for not more than three years (or which may be terminated by Symantec or its subsidiaries within a period of not more than three years);

(4) Symantec would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the second paragraph of the “— Limitation on Liens” covenant described above; or

(5) Symantec applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in its business or to the retirement of long-term indebtedness within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of long-term indebtedness, Symantec may deliver notes to the trustee for cancellation, such notes to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in the preceding paragraph, Symantec and its wholly owned subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all attributable debt with respect to such transactions, together with all indebtedness outstanding pursuant to the third paragraph of the “— Limitation on Liens” covenant described above, does not exceed 15% of the Consolidated Net Tangible Assets of Symantec calculated as of the closing date of the sale and leaseback transaction.

Events of Default

Each of the following, in addition to the events of default described in the accompanying prospectus, is an “event of default” under the indenture with respect to the notes:

(1) a failure to pay principal of or premium, if any, on any note when due at its stated maturity date, upon optional redemption or otherwise;

(2) a failure by Symantec to repurchase notes tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth under “Purchase of Notes upon a Change of Control Repurchase Event”; and

(3) (a) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness of Symantec (other than indebtedness of Symantec owing to any of its subsidiaries) outstanding in an amount in excess of $100 million and continuance of this failure to pay or (b) a default on any indebtedness of Symantec (other than indebtedness owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $100 million without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to Symantec by the trustee or to Symantec and the trustee by the holders of not less than 25% in principal amount of outstanding notes (including any additional notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured.

Definitions

The indenture contains the following defined terms:

“attributable debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of Symantec and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by Symantec in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as not being reliable by Symantec) pursuant to the Exchange Act by Symantec prior to the time as of which “Consolidated Net Tangible Assets” is being determined.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“incur” means issue, assume, guarantee or otherwise become liable for.

“indebtedness” means, with respect to any person, obligations (other than Non-recourse Obligations) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by Symantec or any direct or indirect subsidiaries of Symantec or (2) the financing of a project involving the development or expansion of properties of Symantec or any direct or indirect subsidiaries of Symantec, as to which the obligee with respect to such indebtedness or obligation has no recourse to Symantec or any direct or indirect subsidiary of Symantec or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Principal Property” means our principal offices in Mountain View, California, each research and development facility and each service and support facility (in each case including associated office facilities) located within the territorial limits of the States of the United States of America owned by us or any of our wholly owned subsidiaries, except such as our board of directors by resolution determines in good faith (taking into account, among other things, the importance of such property to the business, financial condition and earnings of us and our subsidiaries taken as a whole) not to be of material importance to the business of us and our subsidiaries, taken as a whole.

“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of that date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Modification Without Consent of Holders

Symantec and the trustee may, without the consent of any holders, change the indenture for any of the following purposes:

•	to evidence the succession of another person to Symantec and the assumption by any such successor of the covenants of Symantec under the indenture and the notes;

•	to add to the covenants of Symantec for the benefit of holders of the notes or to surrender any right or power conferred upon Symantec;

•	to add any additional events of default for the benefit of holders of the notes;

•	to add to or change any of the provisions of the indenture as necessary to permit or facilitate the issuance of notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of notes in uncertificated form;

•	to secure the notes;

•	to add or appoint a successor or separate trustee;

•	to cure any ambiguity, defect or inconsistency, provided that the interests of the holders of the notes are not adversely affected in any material respect; or

•	to supplement any of the provisions of the indenture as necessary to permit or facilitate the defeasance and discharge of any notes, provided that the interests of the holders of the notes are not adversely affected in any material respect.

For a description of other provisions related to modifications to, and waivers under, the indenture, see the section captioned, “Modification and Waiver” in the accompanying prospectus.

Same-day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until Symantec issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. Symantec can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-entry; Delivery and Form; Global Notes

The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. Symantec understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.

All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

Symantec expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Symantec also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither Symantec, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Symantec expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although Symantec expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Symantec, the underwriters, nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Under certain circumstances described in the accompanying prospectus, DTC may exchange the global notes for notes in certificated form of like tenor and of an equal principal amount, in authorized denominations. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Symantec believes to be reliable, but Symantec does not take responsibility for its accuracy.

Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, société anonyme, which is referred to as “Clearstream. Luxembourg,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which is referred to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. Symantec has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

Wells Fargo Bank, National Association is the trustee under the indenture and has also been appointed by Symantec to act as registrar, transfer agent and paying agent for the notes. We and our affiliates maintain various commercial and service relationships with the trustee and its affiliates in the ordinary course of business, including asset and investment management and insurance services. In addition, the trustee is the administrative agent for our 2010 credit facility and an affiliate of the trustee is a joint lead arranger and joint bookrunner for the 2010 credit facility.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the purchase, ownership and disposition of the notes. Except as discussed under “— Non-U.S. holders” and “— Information reporting and backup withholding” below, the discussion generally applies only to holders of notes that are U.S. holders. You will be a U.S. holder if you are (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) the trust has in effect a valid election under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes. A “non-U.S. holder” is a beneficial owner of a note that is not a U.S. holder. This summary applies only to those persons holding notes which: (i) are held as capital assets and (ii) are purchased by those initial holders who purchase notes at the “issue price,” which will equal the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold notes as a position in a “straddle,” conversion or other integrated transaction, tax-exempt organization, partnership or other entity classified as a partnership for U.S. federal income tax purposes, certain former citizens and residents, a person who is liable for the alternative minimum tax, or a person whose “functional currency” is not the U.S. dollar. If an entity that is treated as partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner in such an entity, you should consult your tax advisor. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or, any possible applicability of U.S. federal gift or estate tax.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, (the “Code”), and the U.S. federal income tax regulations promulgated under the Code, rulings and judicial decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary. There can be no assurances that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of the notes.

You should consult your tax advisor about the tax consequences of purchasing or holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local, foreign or other tax laws.

Payments or accruals of interest

Payments or accruals of interest on a note will be taxable to you as ordinary income at the time that you actually or constructively receive or accrue such amounts (in accordance with your regular method of tax accounting).

Repurchase options

In the event that there is a change of control, holders of notes will have the right to require us to repurchase their notes at 101% of the principal amount plus accrued and unpaid interest, if any (see “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event”). Further, we may redeem the notes, in whole or in part, at our option (see “Description of Notes — Optional Redemption”). If the amount or timing of any payment on a note is contingent, the note could be subject to special rules that apply to “contingent payment debt instruments.” We intend to take the position that a payment upon a change of control repurchase event or upon an optional redemption will not cause a note to be treated as creating a “contingent payment debt instrument” for purposes of the original issue discount provisions of the Code. Our determination that the notes are not contingent payment debt instruments is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. holder, under the original issue discount provisions of the Code and regulations, might be required to accrue income on its notes in excess of stated interest and prior to the receipt of cash, and may be required to treat as ordinary income rather than as capital gain any income realized on the taxable disposition of a note.

Purchase, sale, redemption and retirement of notes

Initially, your tax basis in a note generally will equal the cost of the note to you. When you sell or exchange a note, or if a note that you hold is retired or redeemed, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “— Payments or accruals of interest”) and your tax basis in the note. Special rules may apply to notes redeemed in part.

The gain or loss that you recognize on the sale, exchange, redemption or retirement of a note generally will be capital gain or loss. The capital gain or loss on the sale, exchange, redemption or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally is subject to tax at lower rates (which rates currently are scheduled to increase on January 1, 2011) than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

New Legislation

Newly enacted legislation requires certain U.S. Holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale or other disposition of notes for taxable years beginning after December 31, 2012. U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the Notes.

Non-U.S. holders

For purposes of the discussion below, interest and gain on the sale, redemption or repayment of notes will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a person eligible for the benefits of a bilateral income tax treaty to which the United States is a party, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Subject to the discussion below regarding backup withholding, interest paid on the notes to a non-resident alien individual, foreign corporation, or foreign estate or trust (a “non-U.S. holder”), generally will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest on the notes will qualify as portfolio interest if the non-U.S. holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is not a controlled foreign corporation (in general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock (by voting power or value) is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting power) with respect to which we are a “related person” within the meaning of the Code, (iii) is not a bank that is receiving the interest on a loan made in the ordinary course of its trade or business, and (iv) either (a) certifies, under penalties of perjury on a Form W-8BEN (or such successor form as the IRS designates), prior to the payment that such holder is not a U.S. person and provides such holder’s name and address, or (b) holds the note through certain foreign intermediaries or certain foreign partnerships and satisfies the certification requirements under the applicable Treasury Regulations.

The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular, graduated U.S. rates rather than the 30% gross rate. In the case of a non-U.S. holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax equal to 30% (or a lower rate under an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence) of such amount, subject to adjustments. To claim the benefits of a treaty exemption from or reduction in withholding, a non-U.S. holder must provide a properly executed Form W-8BEN (or such successor form as the IRS designates), and to claim an exemption from withholding because income is U.S. trade or business income, a non-U.S. holder must provide a properly executed Form W-8ECI (or such successor form as the IRS designates), as applicable prior to the payment of interest. These forms may need to be periodically updated. A non-U.S. holder who is claiming the benefits of a treaty may be required in certain instances to obtain and to provide a U.S. taxpayer identification number (“TIN”) on a Form W-8BEN.

Subject to the discussion below concerning backup withholding, if you are a non-U.S. holder, any gain you realize on a sale, exchange, redemption or other disposition of notes generally will be exempt from United States federal income tax, including withholding tax. This exemption will not apply to you if (i) the gain is U.S. trade or business income, in which case the branch profits tax may also apply if you are a corporate non-U.S. holder, (ii) you were a citizen or resident of the United States and are subject to special rules that apply to expatriates or (iii) you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

Special rules may apply to certain non-U.S. holders (or their beneficial owners), such as “controlled foreign corporations,” “passive foreign investment companies,” and certain expatriates, that are subject to special treatment under the Code. Such non-U.S. holders (or their beneficial owners) should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Information reporting and backup withholding

If you are a U.S. holder, you will generally be subject to information reporting and may also be subject to backup withholding tax, currently at a rate of 28% (and is scheduled to increase to 31% for payments made after December 31, 2010), when you receive interest payments on the note or proceeds upon the sale or other disposition of a note. Certain U.S. holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. In addition, the backup withholding tax will not apply if you provide your TIN to the payor in the prescribed manner unless: (A) the IRS notifies us or our agent that the TIN you provided is incorrect; (B) you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required; or (C) you fail to certify under penalties of perjury that (i) you provided to us with your correct TIN, (ii) you are not subject to backup withholding, and (iii) you are a U.S. person (including a U.S. resident alien).

Information returns will be filed with the IRS in connection with payments on the notes to non-U.S. holders. If you are a non-U.S. holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid additional information reporting and backup withholding tax requirements. The certification procedures required to claim the exemption from withholding tax on interest income described above will satisfy these certification requirements.

The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

THE PRECEDING DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom J.P. Morgan Securities LLC, Morgan Stanley & Co. Incorporated and UBS Securities LLC are acting as representatives, have severally agreed to purchase, and Symantec Corporation has agreed to sell to them, severally, the principal amount of notes set forth opposite their names below:

	Principal	Principal
Underwriters	Amount of 2015 Notes	Amount of 2020 Notes

J.P. Morgan Securities LLC	$96,845,000	$207,525,000
Morgan Stanley & Co. Incorporated	96,845,000	207,525,000
UBS Securities LLC	96,845,000	207,525,000
Banc of America Securities LLC	8,960,000	19,200,000
Citigroup Global Markets, Inc.	8,960,000	19,200,000
Credit Suisse Securities (USA) LLC	8,960,000	19,200,000
Wells Fargo Securities, LLC	8,960,000	19,200,000
BNP Paribas Securities Corp.	7,875,000	16,875,000
HSBC Securities (USA) Inc.	7,875,000	16,875,000
Mizuho Securities USA Inc.	7,875,000	16,875,000

Total	$350,000,000	$750,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer part of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of 0.20% of the principal amount of 2015 notes and of 0.25% of the principal amount of 2020 notes. Any such dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount not to exceed 0.10% of the principal amount of 2015 notes and 0.125% of the principal amount of 2020 notes. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representatives.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering:

Paid by Us

Per 2015 note	0.35%
Per 2020 note	0.45%
Total	$4,600,000

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $1.7 million.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

Prior to the offering, there have been no active markets for the notes. The underwriters have advised us that certain of the underwriters presently intend to make markets in the notes of each series as permitted by applicable laws and regulations. Such underwriters are not obligated, however, to make the markets in the notes and any such market making may be discontinued at any time at the discretion of such underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.

We have agreed that we will not offer, sell, contract to sell, pledge, otherwise dispose of, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition by us of, file, directly or indirectly, a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act in respect of any non-convertible debt securities issued or guaranteed by the Company, or publicly announce an intention to effect any such transaction, without, in each case, the prior written consent of the representatives for a period ending 30 days after the date on which the notes will be delivered.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or investment banking transactions with us and our affiliates. J.P. Morgan Securities LLC, Morgan Stanley & Co. Incorporated and UBS Securities LLC have provided, and continue to provide, various investment banking services for Symantec and our respective subsidiaries and other affiliates, for which they received or will receive customary fees and expenses. Affiliates of certain of the underwriters, including J.P. Morgan Securities LLC, Morgan Stanley & Co. Incorporated and UBS Securities LLC, were lenders under the credit facility we entered into July 2006, which was terminated when we entered into the 2010 credit facility. Affiliates of J.P. Morgan Securities LLC, Morgan Stanley & Co. Incorporated and UBS Securities LLC are lenders under the 2010 credit facility and affiliates of J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated are also acting as co-documentation agents under such facility. In addition, from time to time in the ordinary course of business, certain of the underwriters and their affiliates are and have been customers of us and our affiliates.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of notes to the public in that Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including such date, make an offer of notes to the public in that Member State:

•	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Fenwick & West LLP, Mountain View, California, will pass upon the authorization and validity of the securities. Simpson Thacher & Bartlett LLP, Palo Alto, California, will pass upon certain legal matters for the underwriters with respect to this offering of the securities. As of September 10, 2010, attorneys of Fenwick & West LLP beneficially owned an aggregate of approximately 12,500 shares of our common stock.

EXPERTS

The consolidated financial statements and schedule of Symantec as of April 2, 2010 and April 3, 2009, and for each of the years in the three-year period ended April 2, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of April 2, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

Such report on the consolidated financial statements as of April 2, 2010, and for each of the years in the three-year period ended April 2, 2010, refers to the retrospective adoption of new accounting requirements issued by the Financial Accounting Standards Board, which resulted in changes in the method of accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) effective April 4, 2009.

Prospectus

Symantec Corporation

Common Stock, par value $0.01 per share
Debt Securities

We may offer from time to time, in one or more offerings, debt securities or shares of our common stock, par value $0.01 per share, including shares of common stock issuable upon conversion or exchange of debt securities. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “SYMC”.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Investing in any of our securities involves certain risks. See “Risk Factors” on page 4 in this prospectus, as well as in supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 13, 2010

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any of the securities identified in this prospectus or any combination of the securities.

This prospectus only provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

When used in this prospectus, the terms “Symantec,” “we,” “our” and “us” refer to Symantec Corporation and its consolidated subsidiaries, unless otherwise specified.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus and any accompanying prospectus supplement, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. This prospectus and any accompanying prospectus supplement contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our business, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume” or “continue,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. We refer you to some of the risks, uncertainties and assumptions that could affect our business including our financial condition and results of operations in “Risk Factors” below. We may update our descriptions of such risks, uncertainties and assumptions in any prospectus supplement. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Reference is made in particular to forward-looking statements regarding projections of our future financial performance, capital resources, anticipated growth and trends in our businesses and in our industries, the anticipated impact of our acquisitions, and other characterizations of future events or circumstances. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus and any accompanying prospectus supplement, whether as a result of new information, future events, changes in assumptions or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

•	Annual Report on Form 10-K for the year ended April 2, 2010 (including those sections incorporated by reference from our Proxy Statement filed July 30, 2010);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2010;

•	Current Reports on Form 8-K filed May 4, 2010, May 24, 2010, May 28, 2010, July 7, 2010, August 11, 2010, September 7, 2010 and September 13, 2010; and

•	the description of our common stock contained in our registration statement on Form 8-A filed May 24, 1989 (including any amendment or report filed for the purpose of updating that description).

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Symantec Corporation
Attn: Investor Relations
350 Ellis Street
Mountain View, California 94043
(650) 527-8000

The mailing address of our principal executive offices is 350 Ellis Street, Mountain View, CA 94043, and our telephone number at that location is (650) 527-8000.

SYMANTEC CORPORATION

Symantec is a global provider of security, storage and systems management solutions that help businesses and consumers secure and manage their information. We provide customers worldwide with software and services that protect, manage and control information risks related to security, data protection, storage, compliance, and systems management. We help our customers manage cost, complexity and compliance by protecting their IT infrastructure as they seek to maximize value from their IT investments.

We operate primarily in three diversified markets within the software sector: security, storage, and systems management. We believe these markets are converging as customers increasingly require our help mitigating their risk profiles and managing their storage needs in order to secure and manage their most valuable asset — information. We have taken a proactive and policy-driven approach to protecting and managing information as the tools and processes from these formerly discrete domains become more integrated.

Founded in 1982, we are incorporated in the State of Delaware. Our principal executive offices are located at 350 Ellis Street, Mountain View, California 94043. Our telephone number at that location is (650) 527-8000. We maintain a website at www.symantec.com. The information contained on our website is not incorporated by reference in this prospectus or the accompanying prospectus supplement and you should not consider it a part of this prospectus or the accompanying prospectus supplement.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information, documents or reports incorporated by reference in this prospectus and in the applicable prospectus supplement, you should carefully consider the risk factors set forth in the section entitled “Risk Factors” in any prospectus supplement as well as in “Part I, Item 1A. Risk Factors,” in our most recent annual report on Form 10-K, as may be updated from time to time in “Part II, Item 1A. Risk Factors,” in our quarterly reports on Form 10-Q filed subsequent to such Form 10-K which are incorporated by reference into this prospectus and the applicable prospectus supplement in their entirety. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes, after deducting underwriting discounts and offering expenses. General corporate purposes may include repayment of our outstanding indebtedness, repurchases of our outstanding securities, acquisitions, working capital and capital expenditures. Net proceeds may be temporarily invested prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our ratio of earnings to fixed charges for the periods indicated. For these ratios, “earnings” represents (a) income (loss) before income taxes and loss from joint venture and (b) fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt expense and an estimate of the interest within rental expense.

Three Months	Fiscal Year Ended
Ended	April 2,	April 3,	March 28,	March 30,	March 31,
July 2, 2010	2010	2009	2008	2007	2006

5.32x	6.81x	(1)	5.36x	5.94x	13.52x

(1)	Earnings for the fiscal year ended April 3, 2009 were not sufficient to cover fixed charges by a total of $6.6 billion and, as such, the ratio of earnings to fixed charges has not been computed for this period. Included in the earnings for fiscal 2009 is an impairment of goodwill of $7.4 billion. For more information, see Note 6 of the Notes to the Consolidated Financial Statements in our Form 10-K for the fiscal year ended April 3, 2009.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities we may offer, together with the additional information included in any prospectus supplement, describes the material terms of the debt securities but is not complete. For a more detailed description of the terms of the debt securities, please refer to the indenture that we have filed as an exhibit to the registration statement that includes this prospectus. We will describe in a prospectus supplement the specific terms of any debt securities we may offer by this prospectus. If indicated in a prospectus supplement, the terms of the debt securities may differ from the terms described below.

The debt securities will be our senior unsecured debt securities and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of Symantec. We will issue our debt securities under an indenture between Symantec and Wells Fargo Bank, National Association, as trustee. The following summaries of the senior unsecured debt and the indenture are subject to, and qualified in their entirety by reference to, all the provisions of the indenture and any supplement thereto, including the definitions of terms, and any officer’s certificate pursuant to which notes are issued pursuant thereto.

We may issue the debt securities from time to time in one or more series. We will also determine the terms and provisions of the debt securities, which must be consistent with the indenture, including terms such as maturity, principal and interest. Unless otherwise specified in the applicable prospectus supplement, the senior debt securities when issued will be unsecured and unsubordinated obligations of Symantec and will rank equally with all other existing and future senior unsecured and unsubordinated indebtedness of Symantec, including Symantec’s 0.75% Convertible Senior Notes due 2011 and 1.00% Convertible Senior Notes due 2013 and indebtedness we may incur from time to time under the four-year senior unsecured $1.0 billion revolving credit facility that we entered into on September 8, 2010 (the “2010 credit facility”).

The indenture does not limit the amount of other debt that we may issue and does not contain financial or similar restrictive covenants. The indenture does not contain any provision intended to provide protection to holders of debt securities against a sudden or dramatic decline in the credit quality of Symantec that could, for example, result from a takeover, recapitalization, special dividend or other restructuring.

Each prospectus supplement will describe the following terms relating to each series of debt securities that we may issue:

•	the title;

•	the price or prices at which we will issue the debt securities;

•	the person to whom any interest on a debt security of the series will be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for interest;

•	the maturity date(s) or the method of determining the maturity date(s);

•	the interest rate(s), which may be fixed or variable, or the method for determining the rate(s) and the date(s) interest will start to accrue, the date(s) on which interest will be payable and the regular record dates for interest payment dates or the method for determining the interest payment dates;

•	the place(s) where payments may be made and the manner of payments;

•	Symantec’s right, if any, to defer payment of interest and the maximum length of any deferral period;

•	the dates, if any, after which, and the price(s) at which, the series of debt securities may be redeemed at Symantec’s option under any optional redemption provisions, and other related terms and conditions;

•	the obligation, if any, of Symantec to redeem or purchase any of the debt securities under any sinking fund or analogous provision or at the option of the holder and the date(s), if any, on which, and the price(s) at which Symantec is obligated, under those provisions or otherwise, to redeem or purchase the series of debt securities and other related terms and provisions;

•	the denominations in which any of the debt securities will be issued, if other than denominations of $2,000 and any integral multiple of $1,000;

•	if the amount of payments of principal or interest is to be determined by reference to an index or a formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts will be determined and the calculation agent, if any;

•	if other than United States dollars, the currency, currencies or currency units in which payments on the debt securities will be payable and whether the holder may choose a different currency for payment;

•	the currency, currencies or currency units of payment of principal or interest and the period, if any, during which a holder may elect payment in a currency other than the currency in which the debt securities are denominated;

•	if other than the entire principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of maturity;

•	the terms that apply to any debt securities issued at a discount from their stated principal amount;

•	if the principal amount payable at the stated maturity of any debt securities will not be determinable before the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose, including the principal amount that will be due and payable upon any maturity other than the stated maturity or that will be treated as outstanding as of any date (or the manner in which the deemed principal amount is to be determined);

•	if applicable, that the debt securities, in whole or any specified part, are defeasible;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments to those prices and rates;

•	whether any of the debt securities will be issued in global form and, if so, who the depositary will be and the terms of the global securities;

•	any subordination provisions;

•	any deletion of, or change or addition to any event of default or covenant;

•	any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	terms and conditions, if any, under which any of the debt securities are secured; and

•	any other specific terms of the debt securities.

If any debt securities are sold for any foreign currency or currency unit or if any payments of the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information about the debt securities and the foreign currency or currency unit.

The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon security, that is sold at a price that is lower than the amount payable upon its stated maturity and provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity becomes due and payable. An original issue discount security also may bear no interest or bear interest at a below-market rate. The prospectus supplement will also contain any special tax, accounting or other information about original issue discount securities or other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than United States dollars.

Conversion and Exchange Rights

The terms on which any series of debt securities may be convertible into or exchangeable for common stock or other securities of Symantec will be described in the applicable prospectus supplement. These terms will include whether conversion or exchange is mandatory, at the option of the holder or at the option of Symantec. These terms may also include provisions for adjustment in the number of shares of common stock or other securities of Symantec to be received by the holders of the series of debt securities and provisions for calculation of the number of shares of common stock or other securities to be received by the holders upon conversion or exchange of debt securities according to the market price as of a specific time.

Form, Exchange and Transfer

The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $2,000 and integral multiples of $1,000. At the option of the holder, subject to the terms of the indenture and the limitations that apply to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for the other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations that apply to global securities described in the applicable prospectus supplement, debt securities may be presented for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by Symantec for that purpose. Unless otherwise specified in the debt securities to be exchanged or transferred, there will not be a service charge for any registration of exchange or transfer of debt securities, but Symantec may require payment of any taxes or other governmental charges. Symantec has appointed the trustee as security registrar. Any transfer agent in addition to the security registrar that Symantec initially designates for any debt securities will be named in the applicable prospectus supplement. Symantec may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that Symantec will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series are to be redeemed in part, Symantec will not be required to:

•	issue, register the transfer of or exchange any debt security of that series during the 15-day period before the day of mailing of a notice of redemption of any debt security that may be selected for redemption; or

•	register the transfer of or exchange any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Global Securities

We may issue a series of debt securities in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. We may issue global debt securities in either registered or unregistered form and in either temporary or definitive form. We will describe the specific terms of the depositary arrangement for any series of debt securities in the applicable prospectus supplement.

Except as described in the applicable prospectus supplement, no global security may be exchanged for debt securities registered, and no transfer of a global security may be registered, in the name of any person other than the depositary for the global security or any nominee of the depositary unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as depositary as required by the indenture; or

•	an event of default with respect to the debt securities represented by the global security has occurred and is continuing.

As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or its nominee will be considered the sole owner and holder of the debt securities represented by that global security for all purposes under the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities represented by a global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

We will make all payments of principal and premium, if any, and interest, if any, on a global security to the depositary or its nominee.

The laws of some jurisdictions require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee, referred to as “participants,” and to persons that may hold beneficial interests through participants. Upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the global security beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Ownership of beneficial interest in a global security will be shown only on, and the transfer of that ownership interest will be made only through, records maintained by the depositary for participants’ interests or on the records of participants for interests of persons holding through participants.

Each person owning a beneficial interest in a global security must rely on the procedures of the depositary for the global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any right of a holder under the indenture. Payments, transfers, exchanges and others matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. None of Symantec, the trustee or any of our agents or agents of the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to the beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security, or one or more predecessor debt securities, is registered at the close of business on the regular record date for that interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agent(s) designated by Symantec, except that at Symantec’s option interest payments may be made by check mailed to the holder. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee will be designated as Symantec’s sole paying agent for payments on debt securities of each series. The applicable prospectus supplement will name any other paying agents initially designated by Symantec for the debt securities of a particular series. Symantec may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that Symantec will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys that Symantec pays to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt security that remain unclaimed for a period ending the earlier of 10 business days before the money would escheat to the state or at the end of two years after the relevant principal, premium or interest has become due and payable will be repaid to Symantec, and the holder of that debt security may look only to Symantec for payment.

Consolidation, Merger and Sale of Assets

Under the terms of the indenture, Symantec may consolidate with or merge into another entity or convey, transfer or lease all or substantially all of our assets to another entity, if Symantec is the continuing entity or, if Symantec is not the continuing entity:

•	the continuing entity is organized under the laws of the United States;

•	the continuing entity expressly assumes all of our obligations under the debt securities and the indenture and, if required, executes a supplemental indenture, in a form satisfactory to the trustee, which will be delivered to the trustee;

•	immediately after giving effect to the transaction, there is no default on the debt securities and the transaction does not cause a default on the debt securities; and

•	we or the continuing entity deliver to the trustee an officer’s certificate and opinion of counsel stating that the transaction and the supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction have been satisfied.

Events of Default

Unless otherwise described in a prospectus supplement, each of the following will be an event of default under the indenture with respect to any series of the debt securities:

•	failure to pay the principal or any premium when due;

•	failure to pay interest for 30 days after the date payment is due and payable, if the time for payment has not been extended or deferred;

•	failure to make any sinking fund payment when due;

•	failure to perform any other covenant for 60 days after written notice from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

•	events in bankruptcy, insolvency or reorganization of Symantec; and

•	any other event of default specified in a supplemental indenture or officers’ certificate under which we issue a series of debt securities.

The occurrence of an event of default under the indenture governing the debt securities would constitute an event of default under our 2010 credit facility and may constitute an event of default under future credit agreements or facilities in existence from time to time. In addition, the occurrence of an event of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

An event of default for a particular series of debt securities is not necessarily an event of default for any other series of debt securities issued under an indenture. If an event of default involving any series of debt securities has occurred and is continuing, other than an event of default caused by events in bankruptcy, insolvency or reorganization of Symantec, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of each affected series may declare the principal amount of the debt securities of that series to be due and payable immediately. If an event of default caused by events in bankruptcy, insolvency or reorganization of Symantec has occurred and is continuing, the principal amount of all the outstanding debt securities of that series will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul acceleration if all events of default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the indenture. For information about waiver of defaults, see “Modification and Waiver.”

Subject to the provisions of the indenture, if an event of default has occurred and is continuing, the trustee will not be obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the applicable series of debt securities, unless those holders have offered the trustee an indemnity satisfactory to it. Subject to these provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

A holder of a debt security of any series will have a right to institute a proceeding under the indenture, or to appoint a receiver or a trustee, or to seek any other remedy only if:

•	the holder has previously given written notice to the trustee of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding securities of that series have made a written request, and have offered an indemnity satisfactory to the trustee, to the trustee to institute the proceeding as trustee; and

•	the trustee has not instituted the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding securities of that series other conflicting directions within 60 days after that notice, request and offer.

These limitations do not apply to a suit instituted by a holder of a debt security to enforce payment of the principal of or any premium or interest on that debt security on or after the applicable due date specified in the debt security.

Symantec will periodically file statements with the trustee regarding its compliance with certain of the covenants in the indenture.

Modification and Waiver

Symantec and the trustee may change the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the change. The following changes, however, may be made only with the consent of the holder of each outstanding debt security affected:

•	change the stated maturity of any debt security;

•	reduce the principal amount or premium, if any, of any debt security;

•	reduce the rate or extend the time of payment of interest;

•	reduce the amount of principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	any reduction in the premium payable upon the redemption of any debt security of a particular series;

•	change the place or currency of payment of principal, premium, if any, or interest;

•	impair the right to institute suit for the enforcement of any payment on any debt security;

•	in the case of subordinated debt securities, modify the subordination provisions in a manner materially adverse to the holders of the subordinated debt securities;

•	in the case of debt securities that are convertible or exchangeable into other securities of Symantec, adversely affect the right of holders to convert or exchange any of the debt securities other than as provided in the indenture;

•	reduce the percentage in principal amount of holders of debt securities of any series whose consent is required to change the indenture for that series;

•	reduce the percentage in principal amount of holders of debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify the provisions on modification and waiver.

The indenture will provide that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive compliance by Symantec with specific restrictive provisions of the indenture on behalf of the holders of all debt securities of that series. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture of debt securities of that series on behalf of all holders of debt securities of that series, except a default in the payment of principal, premium, if any, or interest on any debt security of that series or a default in respect of a covenant or provision of the indenture that cannot be amended without the consent of the holder of each outstanding debt security of the series affected.

The indenture will provide that in determining whether the holders of the requisite principal amount of debt securities have given or taken any direction, notice, consent, waiver or other action under the indenture as of any date:

•	the principal amount of an original issue discount security that will be treated as outstanding will be the amount of the principal of that debt security that would be due and payable as of that date upon acceleration of the maturity to that date;

•	if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of that debt security treated as outstanding as of that date will be an amount determined in the manner prescribed for that debt security; and

•	the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be treated as outstanding will be the U.S. dollar equivalent, determined as of that date in the manner prescribed for that debt security, of the principal amount of that debt security.

Certain debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased, will not be treated as outstanding.

Except in limited circumstances, we will be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, only persons who are holders of outstanding debt securities of that series on the record date may take that action. To be effective, holders of the requisite principal amount of those debt securities must take that action within a specified period following the record date. For any particular record date, this period will be 180 days or a shorter period as may be specified by Symantec (or the trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Defeasance and Covenant Defeasance

Symantec can discharge or defease its obligations under the indenture as stated below or as provided in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, Symantec may, at its option, discharge its obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. Symantec may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount sufficient, in the opinion of a firm of certified public accountants, to pay, when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities. Symantec must also pay all other amounts it is obligated to pay under the indenture and deliver to the trustee an opinion of counsel to the effect that all conditions to discharge of the indenture have been satisfied.

Unless otherwise specified in the applicable prospectus supplement, Symantec may also discharge any and all of its obligations to holders of any series of debt securities at any time, which is referred to as “defeasance.” Symantec may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and may omit to comply with those covenants without creating an event of default under the trust declaration, which is referred to as “covenant defeasance.” Symantec may effect defeasance and covenant defeasance only if, among other things, Symantec irrevocably deposits with the trustee cash or U.S. government obligations, as trust funds, in an amount that will provide money in an amount sufficient, in the opinion of a firm of certified public accountants, to pay the principal of, premium, if any, and interest on all outstanding debt securities of the series on their stated maturities. In addition, Symantec must deliver an opinion of counsel to the trustee. In the case of covenant defeasance, the opinion must be to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as if no covenant defeasance had occurred. In the case of defeasance, the opinion must be to the effect that Symantec has received a ruling from the United States Internal Revenue Service, the Internal Revenue Service has published a ruling or there has been a change in tax law, and based on that ruling or change, holders of the series of debt securities will not recognize gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as if no defeasance had occurred. Symantec will remain subject to obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies, to hold moneys for payment in trust and, if applicable, to effect conversion of debt securities.

Notices

Notices to holders of debt securities will be given by mail to the addresses of the holders as they appear in the security register.

Title

Symantec, the trustee and any agent of either Symantec or the trustee may treat the person in whose name a debt security is registered as the absolute owner of that debt security, whether or not it may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

If the trustee becomes a creditor of Symantec, the indenture limits the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If the trustee acquires any conflicting interest and there is a default under the securities of any series for which it serves as trustee, however, the trustee must eliminate the conflict or resign.

PLAN OF DISTRIBUTION

We may sell the securities (1) through underwriters or dealers, (2) through agents and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Fenwick & West LLP, Mountain View, California, will provide opinions regarding the authorization and validity of the securities. Any underwriters will also be advised about the validity of the securities and other legal matters by Simpson Thacher & Bartlett LLP, Palo Alto, California, or any other counsel to the underwriters named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of Symantec as of April 2, 2010 and April 3, 2009, and for each of the years in the three-year period ended April 2, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of April 2, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

Such report on the consolidated financial statements as of April 2, 2010, and for each of the years in the three-year period ended April 2, 2010, refers to the retrospective adoption of new accounting requirements issued by the Financial Accounting Standards Board, which resulted in changes in the method of accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) effective April 4, 2009.